EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We have issued our reports dated March 13, 2012, with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting, which reports appear in the Annual Report of Motricity, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Motricity, Inc. and subsidiaries on Form S-8 (No. 167862).

/s/ Grant Thornton LLP
Seattle, Washington
March 13, 2012